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                                                                   EXHIBIT 23.1



                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated
April 3, 1997 on Crescent Operating, Inc. and May 14, 1997 on Carter-Crowley Asset Group included in Crescent Operating, Inc.'s Form S-1 and of our reports dated November 13, 1997 on RoseStar Management L.L.C., November 10, 1997 on Marriott Denver City Center, November 13, 1997 on Wine Country Hotel, L.L.C., November 13, 1997 on Canyon Ranch in the Berkshires, and November 13, 1997 on Canyon Ranch in Tucson included in Crescent Operating, Inc.'s Form 8-K/A and to all references to our Firm included in this Registration Statement.




                                                     ARTHUR ANDERSEN LLP

Dallas, Texas
 December 22, 1997